Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	Larry Cains
Manager, Communications	Vice President	Senior Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7045
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	larry.cains@assurant.com
FOR IMMEDIATE RELEASE
Assurant Reports Q405 Net Income of $137 M ($1.03 per diluted share) Up 59%
Full Year 2005 Net Income of $479 M ($3.50 per diluted share) Up 37%
Q405 Net Operating Income of $142 M ($1.07 per diluted share) and $513M ($3.75 per diluted share) for full year 2005
New York – February 9, 2006 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the fourth quarter and year ended December 31, 2005.
J. Kerry Clayton, Chief Executive Officer, said: “For the two years since our IPO, we have produced strong growth in net operating income. Particularly notable are the strong results of Assurant Solutions and Assurant Specialty Property despite the significant hurricane seasons of the past two years. Assurant continues to not only grow profits but to significantly improve its operating ROE to 15.1% thus increasing shareholder value through our diversified specialty insurance strategy. In a nutshell, we achieved a solid fourth quarter, had a successful year and have a promising future.”
Fourth Quarter Results
Net income in the fourth quarter of 2005 was $137.0 million, or $1.03 per diluted share, a 59% increase over fourth quarter 2004 net income of $86.1 million, or $0.61 per diluted share.
Net operating income (see footnote 2 at the end of this release) for the fourth quarter of 2005 increased 65% to $142.4 million, or $1.07 per diluted share, compared to fourth quarter 2004 net operating income of $86.5 million, or $0.62 per diluted share.

Net earned premiums of $1.6 billion in the fourth quarter of 2005 were comparable to the same period in 2004.
Net investment income in the fourth quarter of 2005 increased to $170.9 million from $163.3 million in the fourth quarter of 2004 primarily as a result of an increase in invested assets. The yield on average invested assets and cash and cash equivalents was 5.54% in the fourth quarter of 2005, compared to 5.55% in the fourth quarter of 2004.
Twelve-Month Results
Net income in 2005 was $479.4 million, or $3.50 per diluted share, a 37% increase over 2004 net income of $350.6 million, or $2.48 per pro forma share (see footnote 1 at the end of this release).
Net operating income for the twelve months of 2005 increased 49% to $513.3 million, or $3.75 per diluted share, compared to net operating income of $345.0 million, or $2.44 per pro forma share in the same period of the prior year.
Net earned premiums were unchanged at $6.5 billion in 2005 compared with the prior year.
Net investment income in the twelve months of 2005 increased to $687.3 million from $634.7 million in the twelve months of 2004 primarily as a result of an increase in invested assets and increases in short term yields. Excluding $12.6 million of investment income from real estate partnerships recorded in the second and third quarters, the yield on average invested assets and cash and cash equivalents was 5.54% for 2005, compared to 5.46% for 2004.
Robert B. Pollock, President and Chief Operating Officer, said: “All of our specialty insurance businesses produced year over year earnings growth. Our disciplined approach to revenue growth is starting to show positive results, especially in Assurant Solutions and Assurant Specialty Property.”

Reconciliation of Net operating income to Net income

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions and Assurant Specialty Property	$69.6	$44.6	$241.3	$126.2
Assurant Health	33.3	33.7	178.1	158.3
Assurant Employee Benefits	19.3	20.0	68.4	62.2
Assurant Preneed	4.8	8.7	35.1	34.2
Corporate and other	20.7	(19.8)	2.7	(35.3)
Amortization of deferred gain on disposal of businesses	4.7	9.3	27.6	37.5
Interest expense	(10.0)	(10.0)	(39.9)	(38.1)

Net operating income	142.4	86.5	513.3	345.0

Adjustments:
Net realized gains (losses) on investments	(5.4)	1.2	7.4	15.8
Excess of loss reinsurance program (1995-1997)	—	—	(40.3)	—
Loss on disposal of business	—	—	—	(6.3)
Expenses directly related to stock offerings	—	(1.6)	(1.0)	(3.9)

Net income	$137.0	$86.1	$479.4	$350.6

Assurant Solutions and Assurant Specialty Property
Assurant Solutions and Assurant Specialty Property fourth quarter 2005 net operating income was $69.6 million, up 56% from fourth quarter 2004 net operating income of $44.6 million. Net operating income for the twelve months of 2005 grew significantly (91%) to $241.3 million from $126.2 million in the twelve months of 2004. Net operating income in the fourth quarter includes $17.6 million pre-tax of catastrophe losses, net of reinsurance, compared to $16.0 million pre-tax in the same period in 2004. Catastrophe losses, net of reinsurance, for the year were $48.7 million pre-tax compared to $93.1 million pre-tax in 2004. The decrease was a result of the different severity of losses from each storm and the change in composition of reinsurance coverage in 2005. The fourth quarter also includes $17.4 million pre-tax of reimbursements received for processing and adjudication services under the National Flood Insurance Program. Excluding the catastrophe losses, Assurant Specialty Property continues to have favorable combined ratios for the quarter and the year. Both businesses also benefited from higher investment income and fee income. Full year results also include favorable settlements related to commissions and claims payable of $17.1 million pre-tax reported in earlier quarters.
Assurant Solutions and Assurant Specialty Property fourth quarter 2005 net earned premiums increased 16% to $713.1 million from $612.2 million in the same year-ago period. Net earned premiums in the twelve months of 2005 increased 7% to $2.6 billion from $2.4 billion in the twelve months of 2004. Net earned premiums in the fourth quarter of 2005 were reduced by $9 million of additional reinsurance premiums related to the hurricanes and $26 million for the year. Premium increases for the quarter and year are primarily a result of continued growth in specialty property and extended service contracts in the US and overseas.
Assurant Health
Assurant Health fourth quarter 2005 net operating income of $33.3 million was down 1% from $33.7 million in 2004. Expense ratios in the fourth quarter of both years reflected higher than normal information technology and direct to consumer marketing expenses of $10 million pre-tax in 2005 and $13.5 million pre-tax in 2004. Net operating income for the twelve months of 2005 grew 12% to $178.1 million from $158.3 million in the twelve months of 2004. Strong net operating income in 2005 was the result of the lowest ever annual combined ratio of 90.8% versus an also excellent 92.4% combined ratio for 2004.
Assurant Health fourth quarter 2005 net earned premiums of $531.3 million were down 5% from the same period in 2004. Net earned premiums in the twelve months of 2005 decreased 3% to $2.2 billion from the twelve months of 2004 primarily due to a decline in both premiums and membership in small group. Premiums increased in the individual medical business as a result of higher premiums per member offsetting a modest decline in membership.
Assurant Employee Benefits
Assurant Employee Benefits fourth quarter 2005 net operating income decreased 3% to $19.3 million from net operating income of $20.0 million in the same period of 2004. Net operating income for the twelve months of 2005 increased 10% to $68.4 million from $62.2 million in the twelve months of 2004. The increase in net operating income for the year is primarily a result of improved loss experience.
Assurant Employee Benefits fourth quarter 2005 net earned premiums decreased 10% to $308.6 million from $343.8 million in the same year-ago period. The fourth quarter of 2004 included an assumption of $27.8 million of a closed block of business. Net earned premiums in the twelve months of 2005 were essentially unchanged at $1.3 billion.
Assurant Preneed
Fourth quarter 2005 net operating income decreased 45% to $4.8 million from net operating income of $8.7 million in the same period of 2004, primarily as a result of the announced sale of Assurant Preneed’s U.S. independent funeral home franchise. The fourth quarter of 2005 includes $5.8 million pre-tax of transaction costs related to the sale. Net operating income for the twelve months of 2005 grew 2% to $35.1 million from $34.2 million in 2004. Net operating income benefited from higher investment income, including $9.4 million pre-tax of income from real estate partnerships in the second quarter of 2005.
Assurant Preneed fourth quarter 2004 net earned premiums decreased 27% to $91.5 million from $124.8 million in the same period of 2004. Net earned premiums in the twelve months of 2005 decreased 11% to $466.0 million from $526.1 million in the twelve months of 2004. Premium declines are primarily the result of the sale of Assurant Preneed’s domestic independent funeral home franchise combined with continued pricing discipline.
Corporate
Amortization of deferred gains from businesses sold through reinsurance was reduced by $4.6 million in the fourth quarter of 2005 to reflect a cumulative adjustment for the slower than originally expected run off of the policies sold. Otherwise, it declined consistent with the anticipated run-off of these businesses. Corporate and other net operating income for the fourth quarter of 2005 was $20.7 million, compared to a loss of $19.8 million in the fourth quarter of 2004. Corporate income for the year totaled $2.7 million compared to a loss of $35.3 million in 2004. The fourth quarter of 2005 includes $39.4 million of tax releases and adjustments resulting from the resolution of several years’ tax audits. For the full year, tax benefits and adjustments were $44.9 million. The fourth quarter and year 2004 included $9 million of net tax charges.
Financial Position
December 31, 2005 total assets were $25.4 billion. Stockholders equity, excluding Accumulated Other Comprehensive Income (AOCI), was $3.5 billion and book value per diluted share, excluding AOCI, was up 11% to $26.25 from $23.57 at December 31, 2004. Debt to total capital, excluding AOCI, dropped to 22.2%
Earnings Conference Call
Assurant will host a conference call on Thursday, February 9th at 10:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: 6894065. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 12:00 P.M. (ET) on February 9, 2006 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 6894065. The webcast will be archived for one month on Assurant’s website.

About Assurant
Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The five key businesses— Assurant Employee Benefits; Assurant Health; Assurant Preneed; Assurant Solutions and Assurant Specialty Property— have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business segments provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit-related insurance; warranties and extended service contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.
The company, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in annual revenue. Assurant has more than 12,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com
Safe Harbor Statement
Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.
Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.
(1) Pro forma earnings per share have been included as a measure of 2004 operating performance. In February 2004, Assurant completed a significant capital restructuring in conjunction with its initial public offering of common stock. Pro forma earnings per share reflects earnings per share adjusted as if this capital restructuring had occurred on January 1, 2003. This restructuring included: a stock split and conversion of Class B and C shares resulting in total outstanding shares of 109,222,276; the issuance of 32,976,854 shares of Assurant common stock to Fortis Insurance N.V. in exchange for a capital contribution of $725.5 million, and the issuance of 68,976 restricted shares of Assurant common stock to certain officers and directors of the company pursuant to specific restricted stock grants These transactions occurred subsequent to the December 31, 2003 balance sheet, but management believes that this adjusted measure provides a better indication of operating performance than the corresponding GAAP measure, earnings per share. In 2005, earnings per share are based on actual average shares outstanding.
(2) Assurant uses net operating income and operating return on equity (operating ROE) as important measures of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. Operating ROE is equal to net operating income divided by average stockholders’ equity, excluding AOCI. The company believes net operating income and operating ROE provide investors valuable measures of the performance of the company’s ongoing business, because they exclude both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries
Consolidated Statement of Operations
Three and Twelve months Ended December 31, 2005 (unaudited) and 2004

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,644,477	$1,638,612	$6,520,796	$6,482,871
Net investment income	170,864	163,263	687,257	634,749
Net realized (loss) gain on investments	(8,301)	1,861	8,235	24,308
Amortization of deferred gain on disposal of businesses	7,155	14,334	42,508	57,632
Loss on disposal of business	—	—	—	(9,232)
Fees and other income	67,382	60,026	238,879	220,386

Total revenues	1,881,577	1,878,096	7,497,675	7,410,714
Benefits, losses and expenses
Policyholder benefits	869,678	950,821	3,707,809	3,839,769
Selling, underwriting, general and administrative expenses	847,172	772,092	3,073,000	2,976,436
Interest expense	15,315	15,314	61,258	56,418
Distributions on mandatorily redeemable preferred securities	—	—	—	2,163

Total benefits, losses and expenses	1,732,165	1,738,227	6,842,067	6,874,786

Income before income taxes	149,412	139,869	655,608	535,928
Income tax expense	12,366	53,741	176,253	185,368

Net income	$137,046	$86,128	$479,355	$350,560

Net income per share:
Basic	$1.05	$0.62	$3.53	$2.53
Diluted	$1.03	$0.61	$3.50	$2.53
Pro forma	N/A	N/A	N/A	$2.48
Dividends per share	$0.08	$0.07	$0.31	$0.21

Share Data:
Basic weighted average shares outstanding	131,057,816	139,968,130	135,773,551	138,358,767
Diluted weighted average shares outstanding	132,816,188	140,054,287	136,945,310	138,467,564
Pro forma weighted average shares outstanding	N/A	N/A	N/A	141,622,001

Assurant, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
At December 31, 2005 (unaudited) and December 31, 2004

	December 31,	December 31,
	2005	2004
	(in thousands)
Assets
Investments and cash and cash equivalents	$13,371,392	$12,955,128
Reinsurance recoverables	4,447,810	4,196,810
Goodwill	804,864	823,054
Assets held in separate accounts	3,472,435	3,717,149
Other assets	3,268,952	2,855,965

Total assets	25,365,453	24,548,106

Liabilities
Policyholder liability	14,391,691	13,381,936
Debt	971,690	971,611
Mandatorily redeemable preferred stock	24,160	24,160
Liabilities related to separate accounts	3,472,435	3,717,149
Accounts payable and other liabilities	2,805,918	2,817,819

Total liabilities	21,665,894	20,912,675

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	3,480,060	3,297,268
Accumulated other comprehensive income	219,499	338,163

Total stockholders’ equity	3,699,559	3,635,431

Total liabilities and stockholders’ equity	$25,365,453	$24,548,106